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                                                                     EXHIBIT 5.1


                    [LETTERHEAD OF HARTER, SECREST & EMERY]



                                 June 8, 1996



Genesee & Wyoming Inc.
71 Lewis Street
Greenwich, Connecticut   06830

            Re: Genesee & Wyoming Inc.
                Registration Statement on Form S-1

Ladies and Gentlemen:

    You have requested our opinion in connection with your Registration Statement on Form S-1, as amended (Registration No. 333-3972), filed under the Securities Act of 1933, as amended (the "Registration Statement"), with the Securities and Exchange Commission in respect of (i) the proposed sale by Genesee & Wyoming Inc., a Delaware corporation (the "Corporation"), of 2,500,000 authorized and unissued shares (or 2,897,200 authorized and unissued shares if the underwriters' option as to over-allotments is exercised in full) of the Class A Common Stock, par value $.01 per share, of the Corporation (the "Class A Common Stock"), to be issued subject to effectiveness of the Registration Statement, and (ii) the proposed sale by a certain selling stockholder of the Corporation so identified in the Registration Statement (the "Selling Stockholder") of 148,000 authorized and issued shares of Class A Common Stock.

    We have examined the following corporate records and proceedings of the Corporation in connection with the preparation of this opinion: its Restated Certificate of Incorporation, as filed by the Secretary of State of the State of Delaware on June 10, 1996; its By-laws, as in force and effect on this date; its minute books, containing minutes and records of other proceedings of its stockholders and its Board of Directors from the date of incorporation to the date hereof; the Registration Statement and related Prospectus which constitutes a part thereof; applicable provisions of the laws of the State of Delaware; and such other documents and matters as we have deemed necessary in the circumstances.

    In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Corporation, certificates and documents issued by public officials and authorities, and information received from searchers of public records.

    Based upon and in reliance on the foregoing, we are of the opinion that:

HARTER, SECREST & EMERY

Genessee & Wyoming Inc.
June 18, 1996
Page 2



    1. The Corporation has been duly incorporated and is validly existing under the laws of the State of Delaware.

    2. The Corporation has the authority to issue 2,897,200 shares of Class A Common Stock upon the effectiveness of the Registration Statement.

    3. The shares of Class A Common Stock to be sold by the Corporation and by the Selling Stockholder upon the effectiveness of the Registration Statement will, when sold and paid for as described in the Registration Statement, be validly authorized and legally issued and outstanding, fully paid and non-assessable.

    We hereby consent to be named in the Registration Statement and to the use of our name under the caption "Legal Matters" set forth in the related Prospectus which constitutes a part of the Registration Statement, as attorneys who will pass upon the validity of the shares of Class A Common Stock offered thereby, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,


                              /s/ Harter, Secrest & Emery